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                                                            Exhibit 11
THE ST. PAUL COMPANIES, INC. AND SUBSIDIARIES
Computation of Earnings Per Share

                                                   Three Months Ended
                                                        March 31
                                                   ------------------
                                                      2000       1999
                                                     -----      -----
                                                       (In millions,
                                                except for per share data)
EARNINGS
Basic:
Net income, as reported                               $358       $165
Dividends on preferred stock, net of taxes              (2)        (2)
Premium on preferred shares redeemed                    (4)        (1)
                                                     -----      -----
 Net income available to common shareholders          $352       $162
                                                     =====      =====

Diluted:
Net income available to common shareholders           $352       $162
Effect of dilutive securities:
 Convertible preferred stock                             2          2
 Convertible monthly income preferred securities         2          2
 Zero coupon convertible notes                           1          1
                                                     -----      -----
 Net income available to common shareholders          $357       $167
                                                     =====      =====

COMMON SHARES
Basic:
 Weighted average common shares outstanding            220        230
                                                     =====      =====
Diluted:
 Weighted average common shares outstanding            220        230
 Effect of dilutive securities:
  Stock options                                          1          2
  Convertible preferred stock                            7          7
  Convertible monthly income preferred securities        7          7
  Zero coupon convertible notes                          2          3
                                                     -----      -----
           Total                                       237        249
                                                     =====      =====

EARNINGS PER COMMON SHARE
Basic                                                $1.60      $0.70
                                                     =====      =====
Diluted                                              $1.51      $0.67
                                                     =====      =====